EXHIBIT 23.1
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                   [GOLDSTEIN  GOLUB  KESSLER  LLP LETTERHEAD]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Orbit International Corp.

We hereby consent to incorporation by reference in Registration Numbers 333-25979, 333-69410 and 333-122575 on Form S-8 and Registration Number 333-230629 on Form S-3 of our report dated February 23, 2006 on the consolidated balance sheet of Orbit International Corp. and Subsidiaries as of December 31, 2005 and 2004 and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended, which appear in the December 31, 2005 Annual Report on Form 10-KSB of Orbit International Corp.




/s/ Goldstein Golub Kessler LLP
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GOLDSTEIN GOLUB KESSLER LLP
New York,  New York
March 30, 2006